Exhibit 99.1
NEWS
NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
Noble Corporation Reports Record Earnings of $4.48 per Share for 2007
On Revenues of $3.0 Billion
     SUGAR LAND, Texas, January 23 — Noble Corporation (NYSE: NE) today reported fourth quarter 2007 earnings of $347.4 million, or $1.29 per diluted share, versus $199.7 million, or $0.74 per diluted share, for the fourth quarter of 2006. Per-share earnings were up 74 percent from the fourth quarter of 2006 and up nine percent from the $1.18 per share reported for the third quarter of 2007. Earnings for the full year 2007 totaled $4.48 per diluted share compared with $2.66 per diluted share in 2006 (split adjusted).
     The results for the 2007 fourth quarter include a net after-tax charge of $0.06 per share related to the previously reported fire aboard the drillship Noble Roger Eason and costs associated with the ongoing independent investigation of the Company’s Nigerian operations, offset by an insurance recovery on our 2005 Hurricane claims.
     “We delivered a strong finish to an outstanding year, with good revenue growth and earnings growth across all four quarters,” said Chairman, Chief Executive Officer and President David W. Williams. “At the same time, we are on track with our capital spending program and returned added value to our shareholders through our increased dividend and share repurchases.”
     Contract drilling services revenues for the 2007 fourth quarter were $761.1 million, up 50 percent from the year-earlier quarter. Contract drilling margin during the fourth quarter 2007 was 68 percent, generating $419.0 million in net cash provided by operating activities. Contract drilling services revenues for the full year were $2.7 billion and earnings were $1.2 billion for 2007, up 44 percent and 65 percent, respectively, from the full year 2006.
     The Company invested $344.6 million in capital projects during the quarter, bringing the total for the year to $1.3 billion. Debt as a percentage of total capitalization declined to 15.4 percent at December 31, 2007, from approximately 16.4 percent at the end of the third quarter. In addition, Noble repurchased 1.4 million of the Company’s ordinary shares during the fourth quarter 2007, at an average price per share of $52.05, for a total cost of $75.1 million. For the full year 2007, Noble repurchased 4.2 million ordinary shares at an average price per share of $42.31 for a total cost of $178.5 million.

Operations Highlights
     At year end 2007, approximately 81 percent of the Company’s total rig operating days were committed for 2008 and approximately 40 percent were committed for 2009. During the quarter, Noble entered into contracts for two of the Company’s Gulf of Mexico deepwater assets, including a one-year term contract for the Noble Paul Romano at $482,000 per day with Marathon, scheduled to begin January 2009, and a two-year term contract with LLOG on the Noble Lorris Bouzigard, scheduled to begin in May 2008, at $270,000 per day.
     In international markets, the Company entered into contract extensions for several of its North Sea jackup units, including the Noble Piet van Ede at $205,000 per day with Gaz de France for the latter half of 2008, a contract with Total for a 100-day well for the Noble Al White at $195,000 per day and a one-year extension for the Noble Julie Robertson with Venture North Sea Gas Ltd. at $198,000 per day expected to commence in the third quarter of 2008.
Shipyard Update
     Following delivery and commissioning activities conducted during the fourth quarter 2007, the Noble Roger Lewis is now on location. This new high-specification jackup drilling unit is the first of three such rigs being built for the Company. Noble is the leading supplier of premium jackups in the Middle East, with a fleet that now includes 15 drilling units.
     Shipyard work was also completed during the fourth quarter 2007 on the Noble Paul Romano, which received mooring upgrades as part of the Company’s NC-5SM mooring upgrade initiative. The Romano was returned to service on November 5, 2007. The final unit currently scheduled to receive these upgrades, the Noble Amos Runner, will enter the shipyard this week. It is anticipated that the Runner will return to service in the second quarter 2008.
     “Our markets are strong and demand, particularly for deepwater assets, remains high,” said Williams. “We have seven deepwater rigs with contracts that roll over later this year or in 2009. Additionally, in the next two years we will bring online five new rigs. These factors, along with our dedication to safety and operational excellence, position us well to take advantage of future opportunities while delivering value to our customers and shareholders.”
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the

North Sea, Brazil, West Africa and India. The fleet count includes five rigs under construction. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
-end-
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
Conference Call
     Noble will hold its fourth quarter and full year earnings conference call on Thursday, January 24, 2008, at 1:00 p.m., Central Time. The call may be accessed live via telephone at 800-732-5617 (212-231-2939 for international callers), using pass code 21363624. The call also will be available over the Internet through the “Investor Relations” section of the Company’s Web site, using the “Web cast” link. A replay of the conference call will be available on Thursday, January 24, 2008, beginning at 5:00 p.m., Central Time, through Thursday, January 31, 2008, ending at 5:00 p.m., Central Time. The phone number for the conference call replay is 800-633-8284 (402-977-9140 for international callers), using the access code 21363624. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”
NC-435
1/23/08
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
OPERATING REVENUES
Contract drilling services	$761,075	$507,846	$2,714,250	$1,886,987
Reimbursables	30,012	23,842	121,241	92,354
Labor contract drilling services	40,166	27,073	156,508	111,201
Engineering, consulting and other	359	63	3,312	9,697

	831,612	558,824	2,995,311	2,100,239

OPERATING COSTS AND EXPENSES
Contract drilling services	243,882	183,171	880,049	696,264
Reimbursables	26,123	20,390	105,952	79,520
Labor contract drilling services	32,443	21,782	125,624	91,353
Engineering, consulting and other	150	2,970	17,520	16,779
Depreciation and amortization	82,607	65,859	292,987	253,325
Selling, general and administrative	26,686	13,457	85,831	46,272
Hurricane losses and recoveries, net	(5,114)	(6,300)	(3,514)	(10,704)

	406,777	301,329	1,504,449	1,172,809

OPERATING INCOME	424,835	257,495	1,490,862	927,430

OTHER INCOME (EXPENSE)
Interest expense, net of amount capitalized	(1,230)	(1,033)	(13,111)	(16,167)
Other, net	2,527	3,752	11,151	10,024

INCOME BEFORE INCOME TAXES	426,132	260,214	1,488,902	921,287
INCOME TAX PROVISION	(78,752)	(60,512)	(282,891)	(189,421)

NET INCOME	$347,380	$199,702	$1,206,011	$731,866

NET INCOME PER SHARE:
Basic	$1.30	$0.74	$4.52	$2.69
Diluted	$1.29	$0.74	$4.48	$2.66

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	267,074	269,004	266,700	271,834
Diluted	269,508	271,570	269,330	274,756

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$161,058	$61,710
Accounts receivable	613,115	408,241
Insurance receivables	39,066	54,191
Inventories	3,814	4,461
Prepaid expenses	20,721	20,491
Other current assets	22,417	20,886

Total current assets	860,191	569,980

PROPERTY AND EQUIPMENT
Drilling equipment and facilities	6,354,782	5,215,477
Other	80,169	71,870

	6,434,951	5,287,347
Accumulated depreciation	(1,639,035)	(1,428,954)

	4,795,916	3,858,393

OTHER ASSETS	208,747	157,541

	$5,864,854	$4,585,914

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$10,334	$9,629
Accounts payable	198,395	196,111
Accrued payroll and related costs	119,975	93,251
Taxes payable	85,641	52,793
Interest payable	9,951	9,683
Other current liabilities	74,353	64,793

Total current liabilities	498,649	426,260

LONG-TERM DEBT	774,182	684,469
DEFERRED INCOME TAXES	235,923	219,521
OTHER LIABILITIES	62,319	34,019

	1,571,073	1,364,269

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	(5,596)	(7,348)

SHAREHOLDERS’ EQUITY
Ordinary shares-par value $0.10 per share; 400,000 shares authorized; 268,223 shares issued and outstanding in 2007; 269,184 shares (adjusted for stock split) issued and outstanding in 2006	26,822	26,918
Capital in excess of par value	683,697	775,895
Retained earnings	3,602,870	2,446,056
Accumulated other comprehensive loss	(14,012)	(19,876)

	4,299,377	3,228,993

	$5,864,854	$4,585,914

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,206,011	$731,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	292,987	253,325
Impairment loss on assets	10,189	4,849
Deferred income tax provision	16,402	4,137
Share-based compensation expense	34,681	21,560
Pension contribution	(42,852)	(19,668)
Hurricane losses and recoveries, net	(5,114)	(6,300)
Other	40,369	19,742
Other changes in current assets and liabilities:
Accounts receivable	(204,874)	(131,014)
Other current assets	23,276	(13,688)
Accounts payable	(25,671)	53,746
Other current liabilities	68,969	70,160

Net cash provided by operating activities	1,414,373	988,715

CASH FLOWS FROM INVESTING ACTIVITIES
New construction	(754,967)	(670,951)
Other capital expenditures	(423,657)	(382,093)
Major maintenance expenditures	(108,419)	(69,017)
Accrued capital expenditures	45,260	31,100
Proceeds from sales of property and equipment	7,910	3,788
Proceeds from sale of business unit	10,000	—
Proceeds from Smedvig disposition	—	691,261
Proceeds from sales and maturities of marketable securities	—	46,002

Net cash used for investing activities	(1,223,873)	(349,910)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt borrowing	685,000	—
Short-term debt payment	(685,000)	—
Borrowings on bank credit facilities	220,000	—
Payments on bank credit facilities	(120,000)	(135,000)
Payments of other long-term debt	(9,630)	(608,970)
Proceeds from issuance of senior notes, net of debt issuance costs	—	295,801
Net proceeds from employee stock transactions, including tax benefit	46,472	21,186
Dividends paid	(32,197)	(21,825)
Repurchases of ordinary shares	(195,797)	(250,132)

Net cash used for financing activities	(91,152)	(698,940)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	99,348	(60,135)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	61,710	121,845

CASH AND CASH EQUIVALENTS, END OF PERIOD	$161,058	$61,710

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2007			2006			2007
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
OPERATING REVENUES
Contract drilling services	$761,075	$—	$761,075	$507,846	$—	$507,846	$718,756	$—	$718,756
Reimbursables	20,233	9,779	30,012	16,574	7,268	23,842	24,234	7,244	31,478
Labor contract drilling services	—	40,166	40,166	—	27,073	27,073	—	40,622	40,622
Engineering, consulting and other	319	40	359	(1,174)	1,237	63	401	19	420

	$781,627	$49,985	$831,612	$523,246	$35,578	$558,824	$743,391	$47,885	$791,276

OPERATING COSTS AND EXPENSES
Contract drilling services	$243,882	$—	$243,882	$183,171	$—	$183,171	$227,276	$—	$227,276
Reimbursables	16,644	9,479	26,123	13,930	6,460	20,390	20,820	6,855	27,675
Labor contract drilling services	—	32,443	32,443	—	21,782	21,782	—	32,324	32,324
Engineering, consulting and other	—	150	150	—	2,970	2,970	—	6,073	6,073
Depreciation and amortization	79,679	2,928	82,607	64,600	1,259	65,859	75,627	2,365	77,992
Selling, general and administrative	26,181	505	26,686	12,610	847	13,457	24,112	505	24,617
Hurricane losses and recoveries, net	(5,114)	—	(5,114)	(6,300)	—	(6,300)	1,600	—	1,600

	$361,272	$45,505	$406,777	$268,011	$33,318	$301,329	$349,435	$48,122	$397,557

OPERATING INCOME	$420,355	$4,480	$424,835	$255,235	$2,260	$257,495	$393,956	$(237)	$393,719

OPERATING STATISTICS
Jackups:
Average Rig Utilization	98%			93%			95%
Operating Days	3,697			3,431			3,532
Average Dayrate	$138,746			$89,769			$126,342
Semisubmersibles — (6,000 feet or greater):
Average Rig Utilization	97%			100%			99%
Operating Days	626			552			636
Average Dayrate	$269,146			$242,468			$282,807
Semisubmersibles — (less than 6,000 feet):
Average Rig Utilization	100%			60%			100%
Operating Days	276			166			276
Average Dayrate	$185,227			$138,141			$178,403
Drillships:
Average Rig Utilization	74%			100%			87%
Operating Days	204			276			241
Average Dayrate	$118,581			$101,491			$130,019
Submersibles:
Average Rig Utilization	31%			74%			68%
Operating Days	85			205			188
Average Dayrate	$50,695			$73,607			$63,812
Total:
Average Rig Utilization	93%			92%			94%
Operating Days	4,888			4,630			4,873
Average Dayrate	$155,707			$109,666			$147,501

(1)	Effective January 1, 2007, the Company’s 30 percent net profit interest in the Noble Kolskaya is reported in labor contract drilling services. For the quarters ended December 31, 2007, 2006 and September 30, 2007, Noble Kolskaya labor contract drilling margin was $3.2 million, $2.0 million and $4.1 million, respectively.